Exhibit (j)

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Auditors" and to the use of our reports dated December 15, 2003 with respect to Dreyfus Premier Core Bond Fund and Dreyfus Premier Corporate Bond Fund, which is incorporated by reference in this Registration Statement (Form N-1A 33-7172 and 811-4748) of Dreyfus Premier Fixed Income Funds.

ERNST & YOUNG LLP

New York, New York
February 25, 2004